                       [LETTERHEAD OF HELLER FINANCIAL]


                                                                    NEWS RELEASE




                            Heller Financial, Inc.
                            ----------------------
                Reports Growth in 1996 First Quarter Net Income
                -----------------------------------------------


  Chicago -- (April 24, 1996) -- Heller Financial, Inc. reported growth in net income for the 1996 first quarter compared to the prior year period, Richard J. Almeida, Chairman and Chief Executive Officer, announced today.

  Net income in the 1996 first quarter grew 13 percent to $34 million mainly due to a lower provision for losses. This was a result of the continued strong credit performance of the ongoing portfolio and reduced net credit costs from the pre-1990 portfolio.

  Highlights for the 1996 first quarter include:

 . Lending assets and investments increased during the quarter by $239 million, or 3 percent, to $9.3 billion as growth in the asset-based businesses was partially offset by the continued run-off of pre-1990 assets. The new portfolio represents 86 percent of total lending assets and investments.

 . The lower risk asset-based businesses grew 13 percent from year-end 1995 and now comprise the company's single largest product category at 37 percent of lending assets and investments.
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 . Operating income declined for the quarter due to competitive pressures on pricing and lower net gains on equity investments. At the same time, income of international joint ventures continued to grow during this period.

 . Operating expenses were higher as a result of the continued investment in the growing asset-based businesses and expenditures for marketing and systems development.

 . The company's overall credit quality remained strong. At the end of the 1996 first quarter, nonearning assets remained well within management's targeted range at 3.7 percent of total lending assets, a slight increase from year-end 1995. The pre-1990 portfolio accounted for 70 percent of total nonearning assets.

    "We are encouraged by both our overall growth in net income and our successful efforts to build a more balanced portfolio and diversify our sources of income," said Almeida. "As important, our post-1990 portfolio continued to demonstrate solid credit performance as evidenced by a low level of net writedowns during the quarter."

    Heller Financial, Inc. is a worldwide commercial financial services organization which is a wholly-owned subsidiary of The Fuji Bank, Limited, one of the world's largest banks. Heller Financial provides U.S.-based clients with cash flow financing, factoring and working capital loans, equipment financing and leasing, asset-based finance, real estate financing and equity investments. The company also operates through joint venture and wholly-owned companies located in 19 countries in Europe, Asia, Australia and Latin America. These companies specialize in factoring, asset-based finance, acquisition finance, leasing, vendor finance and trade finance.
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                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in millions)

                                                       March 31, 1996  December 31, 1995
                                                       --------------  ------------------
Assets                                                  (unaudited)
- ------

Cash and cash equivalents                                   $  159           $  599
Total receivables                                            8,269            8,085
Less: Allowance for losses of receivables                      230              229
                                                            ------           ------

     Net receivables                                         8,039            7,856

Investments                                                    739              693
Investments in international joint ventures                    240              233
Other assets                                                   261              257
                                                            ------           ------

                                                            $9,438           $9,638
                                                            ======           ======

Liabilities and Stockholders' Equity
- ------------------------------------

Senior debt
     Commercial paper and short-term borrowings             $2,136           $2,223
     Notes and debentures                                    4,992            5,145
                                                            ------           ------

     Total debt                                              7,128            7,368

Credit balances of factoring clients                           591              497
Other payables and accruals                                    263              343
                                                            ------           ------

     Total liabilities                                       7,982            8,208

Minority interest in equity of Heller International
  Group, Inc.                                                   48               46

Stockholders' equity
     Cumulative Perpetual Senior Preferred
       Stock, Series A                                         125              125
     Cumulative Convertible Preferred
       Stock, Series D                                          25               25
     Common stock, additional paid-in
       capital and retained earnings                         1,258            1,234
                                                            ------           ------

     Total stockholders' equity                              1,408            1,384
                                                            ------           ------

                                                            $9,438           $9,638
                                                            ======           ======

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                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                 (in millions)

                                        For the Three Months Ended
                                        --------------------------
                                                March 31,
                                                ---------
                                           1996             1995
                                          ------           ------
                                                (unaudited)
Interest income                            $202             $206
Interest expense                            112              112
                                           ----             ----

Net interest income                          90               94

Fees and other income                        32               44
Income of international joint ventures        9                8
                                           ----             ----

Operating revenues                          131              146

Operating expenses                           59               50
Provision for losses                         24               50
                                           ----             ----

Income before income taxes
 and minority interest                       48               46
Income tax provision                         12               15
Minority interest in income of
 Heller International Group, Inc.             2                1
                                           ----             ----

Net income                                 $ 34             $ 30
                                           ====             ====